UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 18, 2005

QUINCY GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-31501	98 0218264
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

309 Center Street, Hancock, MI 49930
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (906) 482 4695

ITEM. 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Registrant has entered into a definitive option agreement with NZ Uranium LLC dated March 18, 2005 pursuant to which the Registrant can earn up to a 65% interest in three separate uranium properties, namely the Hosta Butte and McKinley properties in New Mexico and the Hansen (Tallahassee Creek) property in Colorado.

As consideration for the options, the Registrant will issue to NZ Uranium LLC 3,000,000 shares of common stock. In order to exercise the options, the Registrant will be required to spend a total of USD $4,150,000 on exploration and development of the properties over a four year period, of which USD $400,000 would be a firm commitment, and issue to NZ Uranium LLC an additional 1,050,000 shares of common stock per property.

The Registrant has the right to increase its interest in any or all of the properties to 80% if it elects to fund one or more of the properties to a bankable feasibility study for the intended mining and processing operation, in which case the Registrant would be required to issue to NZ Uranium LLC an additional 250,000 shares of common stock per property.

The agreement is subject to the Registrant receiving an acceptable title report and the finalization of a formal operating agreement to govern the relationship of the parties on exercise of the options, as well as the approval of the TSX Venture Exchange.

ITEM. 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

As part of the option agreement, the Registrant has agreed to appoint Robert M. Worsley, the principal of NZ Uranium, LLC to its Board of Directors. Mr. Worsley is also the principal of New Mexico and Arizona Land Company, LLC. Mr. Worsley was previously a principal of SkyMall, Inc., the largest in-flight catalog company in the United States, which he founded in 1989. From 1985 to 1989, Mr. Worsley was a principal of ExecuShare, Inc., an executive services firm that provided time-shared financial executives for small companies and from 1980 to 1985 he was an Audit Manager with Price Waterhouse. Mr. Worsley received a bachelor's degree in accounting from Brigham Young University in 1980. Mr. Worsley has been granted an option to acquire 100,000 shares of the Company’s common stock at a price of CAD $0.72 per share, subject to vesting over two years and expiring in 2010. The grant is subject to shareholder approval.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. - The following documents are filed as exhibits to this report:

99.1	Press release issued March 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2005

QUINCY GOLD CORP.

By:	/s/ James N. Fairbairn
James N. Fairbairn
Chief Financial Officer